Exhibit 99.1

May 1, 2012	Analyst Contact:	Dan Harrison
918-588-7950
	Media Contact:	Megan Washbourne
918-588-7572

ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

TULSA, Okla. – May 1, 2012 – ONEOK, Inc. (NYSE: OKE) today announced first-quarter 2012 earnings of $1.16 per diluted share, compared with $1.19 per diluted share for the same period last year.  First-quarter net income attributable to ONEOK was $122.9 million, compared with $130.1 million for the same period in 2011.

“Our ONEOK Partners segment again posted exceptionally strong results, benefiting from continued favorable NGL price differentials, increased natural gas liquids volumes gathered and fractionated and higher natural gas volumes gathered and processed in the Williston Basin,” said John W. Gibson, ONEOK chairman and chief executive officer.

 “Our natural gas distribution segment experienced slightly lower transportation margins due to warmer than normal weather in Kansas and Oklahoma that affected commercial customer demand, while the continued deterioration of natural gas markets negatively affected our energy services segment,” Gibson said.

First-quarter results were affected by a continued decline in natural gas prices that resulted in a $29.9 million decrease from the required reclassification of losses on certain financial contracts and a $10.3 million non-recurring goodwill impairment charge, both in the company’s energy services segment.

ONEOK reaffirmed its 2012 net income guidance range of $360 million to $410 million, provided on Feb. 20, 2012.

2012 earnings guidance for ONEOK includes a projected dividend increase of 5 cents per share in July 2012, subject to ONEOK board approval.  ONEOK’s 2012 earnings guidance also includes a projected 2.5-cent-per-unit-per-quarter increase in unitholder distributions from ONEOK Partners, subject to ONEOK Partners board approval.

ONEOK’s first-quarter 2012 operating income was $325.9 million, compared with $328.3 million for the first quarter 2011.

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ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

First-quarter 2012 results benefited from strong performance in the ONEOK Partners segment including: higher natural gas liquids (NGL) optimization margins resulting from favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities, and higher NGL volumes gathered and fractionated in the natural gas liquids business; and higher natural gas volumes gathered and processed in the natural gas gathering and processing business.

First-quarter 2012 results for the natural gas distribution segment were slightly lower due to higher depreciation and amortization expense from increased capital expenditures and a decrease in transportation margins as a result of warmer-than-normal weather that reduced commercial customer demand.

The energy services segment had significantly lower first-quarter results due primarily to lower storage and marketing margins from lower realized seasonal natural gas storage price differentials and the continued decline in natural gas prices that resulted in a required $29.9 million reclassification of losses on certain financial contracts and a $10.3 million non-recurring goodwill impairment charge.

Operating costs for the first quarter 2012 were $224.1 million, compared with $221.7 million in the same period last year.

In February 2012, ONEOK sold its retail natural gas marketing business, which was accounted for in the natural gas distribution segment, to Constellation Energy Group, Inc. for $32.0 million including working capital and recognized an after-tax gain of approximately $13.3 million.  Financial information for this business is reflected as discontinued operations.

> View earnings tables

FIRST-QUARTER 2012 SUMMARY:

•	Operating income of $325.9 million, compared with $328.3 million in the first quarter 2011;
•	ONEOK Partners segment operating income of $256.0 million, compared with $177.6 million in the first quarter 2011;
•	Natural gas distribution segment operating income of $98.8 million, compared with $103.1 million in the first quarter 2011;
•	Energy services segment operating loss of $30.7 million, compared with operating income of $47.8 million in the first quarter 2011;
•
Distributions declared on the company's general partner interest in ONEOK Partners of $48.4 million for the first quarter 2012; distributions declared on the company's limited partner interest in ONEOK Partners of $58.9 million;

•	ONEOK, on a stand-alone basis, ending the quarter with $419.8 million of commercial paper outstanding, $2.0 million in letters of credit, $34.5 million of cash and cash

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ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

equivalents, $188.5 million of natural gas in storage and $778.2 million available under its $1.2 billion credit facility;
•
ONEOK stand-alone cash flow from continuing operations, before changes in working capital, of $200.2 million for 2012, which exceeded capital expenditures and dividends of $131.0 million by $69.2 million;

•	ONEOK in January 2012 completing a $700 million public offering of 4.25-percent senior notes due 2022;
•
ONEOK in February 2012 announcing that its board of directors has authorized a two-for-one split of ONEOK common stock, subject to shareholder approval of a proposal to increase the number of authorized shares of ONEOK common stock to 600 million from 300 million.  The proposal will be voted on at the company’s 2012 annual meeting of shareholders on May 23, 2012;

•
ONEOK purchasing in a private placement transaction an additional 8.0 million of ONEOK Partners common units in March 2012 for a total purchase price of approximately $460.0 million, and contributing $19.1 million to maintain the 2 percent general partner interest.  ONEOK Partners also completed a public offering of 8.0 million common units at $59.27 per common unit.  As a result of these transactions, the company's ownership in ONEOK Partners increased to 43.4 percent;

•	ONEOK in February 2012 completing the sale of ONEOK Energy Marketing Company to Constellation Energy Group, Inc. for $32.0 million including working capital;
•
In the natural gas distribution segment, Oklahoma Natural Gas filing in March 2012 a performance-based rate change seeking to increase base rates by $16.2 million.  This proposed increase reflects a regulated return on equity of 10.25 percent, below the current approved 10.5 percent; and

•	ONEOK declaring a quarterly dividend of 61 cents per share, unchanged from the previous quarter, payable on May 15, 2012, to shareholders of record at the close of business April 30, 2012.

BUSINESS-UNIT RESULTS:

ONEOK Partners

ONEOK Partners’ first-quarter 2012 operating income was $256.0 million, compared with $177.6 million in the same period last year.

First-quarter results reflect:

•
A $60.1 million increase in optimization margins in the natural gas liquids business primarily due to favorable NGL price differentials and increased NGL fractionation and transportation capacity available for optimization activities between the Mid-Continent and Gulf-Coast markets;

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ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

•	A $26.5 million increase in the natural gas gathering and processing business from higher natural gas volumes gathered and processed in the Williston Basin and western Oklahoma;
•
A $20.6 million increase in the natural gas liquids business from higher NGL volumes gathered and fractionated, and favorable contract renegotiations associated with its exchange-services and storage activities;

•
A $6.3 million increase in the naturals gas liquids business due to operational measurement gains in the first quarter 2012, compared with losses of approximately $5.6 million in the same period last year;

•	A $5.3 million decrease from higher third-party processing costs in the Williston Basin in the natural gas gathering and processing business;
•	A $5.2 million decrease from lower natural gas and NGL product prices in the natural gas gathering and processing business;
•	A $3.5 million decrease in isomerization margins in the natural gas liquids business from narrower price differentials between normal butane and iso-butane, and lower isomerization volumes; and
•	A $3.0 million decrease in the natural gas pipelines business due to lower realized prices on its retained fuel position.

Beginning on Feb. 28, 2012, the partnership experienced an unexpected release of brine and propane from a storage well at its NGL fractionation facility in Medford, Okla., which caused a 10-day disruption to its operations.  The well was capped successfully and will be taken out of service permanently. Without this disruption, the partnership estimates net margin in this segment would have been approximately $10 million higher.

First-quarter 2012 operating costs were $115.9 million, compared with $108.7 million in the first quarter 2011. This increase was due primarily to increased expenses for materials, utilities and outside services associated with scheduled maintenance; and completed projects in the natural gas gathering and processing and natural gas liquids businesses.

Equity earnings from investments were $34.6 million in the first quarter 2012, compared with $32.1 million in the same period in 2011.

Key Statistics: More detailed information is listed on page 16 of the tables.

•
Natural gas gathered totaled 1,045 billion British thermal units per day (BBtu/d) in the first quarter 2012, up 5 percent compared with the same period last year due to increased drilling activity in the Williston Basin and in western Oklahoma, and the impact of weather-related outages in the first quarter 2011, offset partially by continued production declines and reduced drilling activity in the Powder River Basin in Wyoming; and down 1 percent compared with the fourth quarter 2011;

•	Natural gas processed totaled 769 BBtu/d in the first quarter 2012, up 20 percent compared with the same period last year due to increased drilling activity in the Williston

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ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

Basin and western Oklahoma, the completion of the partnership’s new Garden Creek plant in the Williston Basin, and the impact of weather-related outages in the first quarter 2011; and up 1 percent compared with the fourth quarter 2011;

•
The realized composite NGL net sales price was $1.09 per gallon in the first quarter 2012, unchanged compared with the same period last year; however, ethane and propane prices declined in the first quarter, compared with the same period in 2011; and up 3 percent compared with the fourth quarter 2011;

•	The realized condensate net sales price was $89.89 per barrel in the first quarter 2012, up 18 percent compared with the same period last year; and up 5 percent compared with the fourth quarter 2011;
•
The realized residue natural gas net sales price was $3.71 per million British thermal units (MMBtu) in the first quarter 2012, down 39 percent compared with the same period last year; and down 27 percent compared with the fourth quarter 2011;

•	The realized gross processing spread was $8.59 per MMBtu in the first quarter 2012, up 3 percent compared with the same period last year; and up 10 percent compared with the fourth quarter 2011;
•
Natural gas transportation capacity contracted totaled 5,552 thousand dekatherms per day in the first quarter 2012, down 1 percent compared with the same period last year; and up 2 percent compared with the fourth quarter 2011;

•	Natural gas transportation capacity subscribed was 86 percent in the first quarter 2012 compared with 87 percent in the same period last year; and up from 84 percent in the fourth quarter 2011;
•
The average natural gas price in the Mid-Continent region was $2.37 per MMBtu in the first quarter 2012, down 42 percent compared with the same period last year; and down 26 percent compared with the fourth quarter 2011;

•
NGLs fractionated totaled 585,000 barrels per day (bpd) in the first quarter 2012, up 18 percent compared with the same period last year due primarily to increased throughput from existing supply connections in Texas and the Mid-Continent and Rocky Mountain regions, and new supply connections in the Mid-Continent and Rocky Mountain regions; and relatively unchanged compared with the fourth quarter 2011. In the second quarter 2011, additional Gulf Coast fractionation capacity became available through the partnership’s 60,000 bpd fractionation-services agreement with a third party;

•
NGLs transported on gathering lines totaled 498,000 bpd in the first quarter 2012, up 25 percent compared with the same period last year due primarily to increased production through existing supply connections in Texas and the Mid-Continent and Rocky Mountain regions, and new supply connections in the Mid-Continent and Rocky Mountain regions; and up 5 percent compared with the fourth quarter 2011;

•
NGLs transported on distribution lines totaled 485,000 bpd in the first quarter 2012, up 5 percent compared with the same period last year due primarily to the completion of the Sterling I pipeline expansion project in the fourth quarter of 2011; and down 5 percent compared with the fourth quarter 2011; and

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ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

•
The Conway-to-Mont Belvieu average price differential for ethane, based on Oil Price Information Service (OPIS) pricing, was 24 cents per gallon in the first quarter 2012, compared with 15 cents per gallon in the same period last year; and 49 cents per gallon in the fourth quarter 2011.

Natural Gas Distribution

Prior reporting periods for the natural gas distribution segment exclude retail marketing operations that were sold in February 2012, and those operations are now accounted for as income from discontinued operations.

The natural gas distribution segment reported operating income of $98.8 million in the first quarter 2012, compared with $103.1 million in the first quarter 2011.

First-quarter results reflect higher depreciation and amortization expense from increased capital expenditures, including investments in automated meter-reading devices in Oklahoma; and a decrease in transportation margins in Kansas and Oklahoma due to warmer-than-normal weather reducing commercial customer demand that is not subject to weather normalization, offset partially by higher rates and rider recoveries in Texas.

First-quarter 2012 operating costs were $105.0 million, compared with $104.7 million in the first quarter 2011.  The first-quarter 2012 increase was due primarily to higher outside services and legal expenses offset by lower share-based compensation costs.

Key Statistics: More detailed information is listed on page 16 of the tables.

•	Residential natural gas sales totaled 49.7 billion cubic feet (Bcf) in the first quarter 2012, down 15 percent compared with the same period last year;
•	Total natural gas volumes sold were 65.6 Bcf in the first quarter 2012, down 13 percent compared with the same period last year due to warmer temperatures in the first quarter 2012;
•	Total natural gas volumes delivered were 123.2 Bcf in the first quarter 2012, down 11 percent compared with the same period last year; and
•	Total natural gas transportation volumes were 57.5 Bcf in the first quarter 2012, down 8 percent compared with the same period last year due to warmer temperatures in the first quarter 2012.

Energy Services

The energy services segment reported a first-quarter 2012 operating loss of $30.7 million, compared with operating income of $47.8 million in the same period in 2011.

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ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

The decrease in first-quarter 2012 operating income, compared with the same period in 2011, reflects:

•
A $65.3 million decrease in storage and marketing margins due primarily to a $34.8 million decrease primarily due to lower realized seasonal natural gas storage price differentials; and a $29.9 million decrease related to the continued decline in natural gas prices that resulted in the required reclassification of losses on certain financial contracts that were used to hedge forecasted purchases of natural gas. The combination of the cost bases of the forecasted purchases of inventory and the financial contracts exceed the amount expected to be recovered through sales of that inventory, after considering related sales hedges, which requires reclassification of the loss from accumulated other comprehensive income (loss) to current period earnings.

•	A $4.9 million decrease in transportation margins, net of hedging, primarily due to lower hedge settlements in 2012 and the release of contracted transportation capacity to a third-party.

Additionally, this segment recorded a $10.3 million non-recurring goodwill impairment charge as a result of the continued decline in natural gas prices and its effect on location and seasonal natural gas storage price differentials.

First-quarter 2012 operating costs were $4.8 million, compared with $8.0 million in the first quarter 2011.  This decrease was due primarily to lower employee-related costs.

	Three Months Ended
	March 31,
(unaudited)	2012	2011
	(Millions of dollars)
Marketing, storage and transportation revenues, gross	$28.8	$97.3
Storage and transportation costs	44.5	41.9
Marketing, storage and transportation, net	(15.7)	55.4
Financial trading, net	0.3	0.5
Net margin	$(15.4)	$55.9

Key Statistics: More detailed information is listed on page 16 of the tables.

•	Total natural gas in storage at March 31, 2012, was 41.5 Bcf, compared with 28.3 Bcf a year earlier;
•	Total natural gas storage capacity under lease at March 31, 2012, was 75.6 Bcf, compared with 73.6 Bcf a year earlier; the increase was the result of new capacity contracted in prior years; and
•	Total natural gas transportation capacity under lease at March 31, 2012, was 1.1 billion cubic feet per day (Bcf/d), all of which was contracted under long-term natural gas

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ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

transportation contracts, compared with 1.3 Bcf/d of total capacity which included 1.1 Bcf/d of long-term capacity a year earlier.

EARNINGS CONFERENCE CALL AND WEBCAST:

ONEOK and ONEOK Partners management will conduct a joint conference call on Wednesday, May 2, 2012, at 11 a.m. Eastern Daylight Time (10 a.m. Central Daylight Time).  The call will also be carried live on ONEOK’s and ONEOK Partners’ websites.

To participate in the telephone conference call, dial 877-795-3613, pass code 2482979, or log on to www.oneok.com or www.oneokpartners.com.

If you are unable to participate in the conference call or the webcast, the replay will be available on ONEOK’s website, www.oneok.com, and ONEOK Partners’ website, www.oneokpartners.com, for 30 days.  A recording will be available by phone for seven days.  The playback call may be accessed at 888-203-1112, pass code 2482979.

LINK TO EARNINGS TABLES:

http://www.oneok.com/~/media/ONEOK/EarningsTables/OKE_Q1_2012_Earnings_nco4g92.aspx

NON-GAAP (GENERALLY ACCEPTED ACCOUNTING PRINCIPLES) FINANCIAL MEASURE

ONEOK has disclosed in this news release stand-alone cash flow, before changes in working capital, which is a non-GAAP financial measure.  Stand-alone cash flow, before changes in working capital, is used as a measure of the company’s financial performance.  Stand-alone cash flow, before changes in working capital, is defined as net income less the portion attributable to non-controlling interests, adjusted for equity in earnings and distributions received from ONEOK Partners, and ONEOK’s stand-alone depreciation, amortization and impairments, deferred income taxes, and certain other items.

The non-GAAP financial measure described above is useful to investors because the measurement is used as a measurement of financial performance of the company’s fundamental business activities.  ONEOK stand-alone cash flow, before changes in working capital, should not be considered in isolation or as a substitute for net income or any other measure of financial performance presented in accordance with GAAP.

This non-GAAP financial measure excludes some, but not all, items that affect net income.  Additionally, this calculation may not be comparable with similarly titled measures of other companies.  A reconciliation of stand-alone cash flow, before changes in working capital, to net income is included in the financial tables.
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ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

ONEOK, Inc. (NYSE: OKE) is a diversified energy company.  We are the general partner and own 43.4 percent of ONEOK Partners, L.P. (NYSE: OKS), one of the largest publicly traded master limited partnerships, which is a leader in the gathering, processing, storage and transportation of natural gas in the U.S. and owns one of the nation's premier natural gas liquids (NGL) systems, connecting NGL supply in the Mid-Continent and Rocky Mountain regions with key market centers.  ONEOK is among the largest natural gas distributors in the United States, serving more than two million customers in Oklahoma, Kansas and Texas.  Our energy services operation focuses primarily on marketing natural gas and related services throughout the U.S.  ONEOK is a FORTUNE 500 company and is included in Standard & Poor's (S&P) 500 Stock Index.

For information about ONEOK, Inc., visit the website: www.oneok.com.

For the latest news about ONEOK, follow us on Twitter @ONEOKNews.

Some of the statements contained and incorporated in this news release are forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act.  The forward-looking statements relate to our anticipated financial performance, liquidity, management’s plans and objectives for our future operations, our business prospects, the outcome of regulatory and legal proceedings, market conditions and other matters.  We make these forward-looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995.  The following discussion is intended to identify important factors that could cause future outcomes to differ materially from those set forth in the forward-looking statements.

Forward-looking statements include the items identified in the preceding paragraph, the information concerning possible or assumed future results of our operations and other statements contained or incorporated in this news release identified by words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “should,” “goal,” “forecast,” “guidance,” “could,” “may,” “continue,” “might,” “potential,” “scheduled,” and other words and terms of similar meaning.

One should not place undue reliance on forward-looking statements, which are applicable only as of the date of this news release.  Known and unknown risks, uncertainties and other factors may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements.  Those factors may affect our operations, markets, products, services and prices.  In addition to any assumptions and other factors referred to specifically in connection with the forward-looking statements, factors that could cause our actual results to differ materially from those contemplated in any forward-looking statement include, among others, the following:

•	the effects of weather and other natural phenomena, including climate change, on our operations, including energy sales and demand for our services and energy prices;
•
competition from other United States and foreign energy suppliers and transporters, as well as alternative forms of energy, including, but not limited to, solar power, wind power, geothermal energy and biofuels such as ethanol and biodiesel;

•	the status of deregulation of retail natural gas distribution;
•	the capital intensive nature of our businesses;
•	the profitability of assets or businesses acquired or constructed by us;
•	our ability to make cost-saving changes in operations;
•	risks of marketing, trading and hedging activities, including the risks of changes in energy prices or the financial condition of our counterparties;
•	the uncertainty of estimates, including accruals and costs of environmental remediation;
•	the timing and extent of changes in energy commodity prices;
•
the effects of changes in governmental policies and regulatory actions, including changes with respect to income and other taxes, pipeline safety, environmental compliance, climate change initiatives and authorized rates of recovery of natural gas and natural gas transportation costs;

•
the impact on drilling and production by factors beyond our control, including the demand for natural gas and crude oil; producers’ desire and ability to obtain necessary permits; reserve performance; and capacity constraints on the pipelines that transport crude oil, natural gas and NGLs from producing areas and our facilities;

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ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

•	changes in demand for the use of natural gas because of market conditions caused by concerns about global warming;
•
the impact of unforeseen changes in interest rates, equity markets, inflation rates, economic recession and other external factors over which we have no control, including the effect on pension and postretirement expense and funding resulting from changes in stock and bond market returns;

•
our indebtedness could make us vulnerable to general adverse economic and industry conditions, limit our ability to borrow additional funds and/or place us at competitive disadvantages compared with our competitors that have less debt, or have other adverse consequences;

•	actions by rating agencies concerning the credit ratings of ONEOK and ONEOK Partners;
•
the results of administrative proceedings and litigation, regulatory actions, rule changes and receipt of expected clearances involving the Oklahoma Corporation Commission (OCC), Kansas Corporation Commission (KCC), Texas regulatory authorities or any other local, state or federal regulatory body, including the Federal Energy Regulatory Commission (FERC), the National Transportation Safety Board (NTSB), the Pipeline and Hazardous Materials Safety Administration (PHMSA), the Environmental Protection Agency (EPA) and the Commodity Futures Trading Commission (CFTC);

•	our ability to access capital at competitive rates or on terms acceptable to us;
•	risks associated with adequate supply to our gathering, processing, fractionation and pipeline facilities, including production declines that outpace new drilling;
•	the risk that material weaknesses or significant deficiencies in our internal controls over financial reporting could emerge or that minor problems could become significant;
•	the impact and outcome of pending and future litigation;
•	the ability to market pipeline capacity on favorable terms, including the effects of:
                                - future demand for and prices of natural gas and NGLs;
- competitive conditions in the overall energy market;
- availability of supplies of Canadian and United States natural gas; and
- availability of additional storage capacity;
•	performance of contractual obligations by our customers, service providers, contractors and shippers;
•	the timely receipt of approval by applicable governmental entities for construction and operation of our pipeline and other projects and required regulatory clearances;
•
our ability to acquire all necessary permits, consents or other approvals in a timely manner, to promptly obtain all necessary materials and supplies required for construction, and to construct gathering, processing, storage, fractionation and transportation facilities without labor or contractor problems;

•	the mechanical integrity of facilities operated;
•	demand for our services in the proximity of our facilities;
•	our ability to control operating costs;
•	adverse labor relations;
•	acts of nature, sabotage, terrorism or other similar acts that cause damage to our facilities or our suppliers’ or shippers’ facilities;
•	economic climate and growth in the geographic areas in which we do business;
•	the risk of a prolonged slowdown in growth or decline in the United States or international economies, including liquidity risks in United States or foreign credit markets;
•	the impact of recently issued and future accounting updates and other changes in accounting policies;
•	the possibility of future terrorist attacks or the possibility or occurrence of an outbreak of, or changes in, hostilities or changes in the political conditions in the Middle East and elsewhere;
•	the risk of increased costs for insurance premiums, security or other items as a consequence of terrorist attacks;
•
risks associated with pending or possible acquisitions and dispositions, including our ability to finance or integrate any such acquisitions and any regulatory delay or conditions imposed by regulatory bodies in connection with any such acquisitions and dispositions;

•	the possible loss of natural gas distribution franchises or other adverse effects caused by the actions of municipalities;
•	the impact of uncontracted capacity in our assets being greater or less than expected;
•	the ability to recover operating costs and amounts equivalent to income taxes, costs of property, plant and equipment and regulatory assets in our state and FERC-regulated rates;
•	the composition and quality of the natural gas and NGLs we gather and process in our plants and transport on our pipelines;
•	the efficiency of our plants in processing natural gas and extracting and fractionating NGLs;
•	the impact of potential impairment charges;

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ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

•	the risk inherent in the use of information systems in our respective businesses, implementation of new software and hardware, and the impact on the timeliness of information for financial reporting;
•	our ability to control construction costs and completion schedules of our pipelines and other projects; and
•	the risk factors listed in the reports we have filed and may file with the Securities and Exchange Commission (SEC), which are incorporated by reference.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of our forward-looking statements.  Other factors could also have material adverse effects on our future results.  These and other risks are described in greater detail in Item 1A, Risk Factors, in the Annual Report.  All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these factors. Other than as required under securities laws, we undertake no obligation to update publicly any forward-looking statement whether as a result of new information, subsequent events or change in circumstances, expectations or otherwise.

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ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME
	Three Months Ended
	March 31,
(Unaudited)	2012	2011
	(Thousands of dollars, except per share amounts)

Revenues	$3,414,600	$3,760,600
Cost of sales and fuel	2,771,013	3,130,723
Net margin	643,587	629,877
Operating expenses
Operations and maintenance	192,881	192,759
Depreciation and amortization	83,409	79,357
Goodwill impairment	10,255	-
General taxes	31,177	28,922
Total operating expenses	317,722	301,038
Gain (loss) on sale of assets	57	(510)
Operating income	325,922	328,329
Equity earnings from investments	34,620	32,092
Allowance for equity funds used during construction	975	466
Other income	9,861	3,352
Other expense	(2,274)	(2,285)
Interest expense	(75,815)	(79,349)
Income before income taxes	293,289	282,605
Income taxes	(73,839)	(84,320)
Income from continuing operations	219,450	198,285
Income from discontinued operations, net of tax	762	1,061
Gain on sale of discontinued operations, net of tax	13,250	-
Net income	233,462	199,346
Less: Net income attributable to noncontrolling interests	110,597	69,216
Net income attributable to ONEOK	$122,865	$130,130

Amounts attributable to ONEOK:
Income from continuing operations	$108,853	$129,069
Income from discontinued operations	14,012	1,061
Net Income	$122,865	$130,130

Basic earnings per share:
Income from continuing operations	$1.05	$1.21
Income from discontinued operations	0.13	0.01
Net Income	$1.18	$1.22

Diluted earnings per share:
Income from continuing operations	$1.03	$1.18
Income from discontinued operations	0.13	0.01
Net Income	$1.16	$1.19

Average shares (thousands)
Basic	103,809	107,020
Diluted	105,926	109,179

Dividends declared per share of common stock	$0.61	$0.52

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ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
(Unaudited)	2012	2011
Assets	(Thousands of dollars)
Current assets
Cash and cash equivalents	$781,192	$65,953
Accounts receivable, net	1,154,951	1,339,933
Gas and natural gas liquids in storage	299,130	549,915
Commodity imbalances	163,939	63,452
Energy marketing and risk management assets	54,368	40,280
Other current assets	155,695	185,143
Assets of discontinued operations	-	74,136
Total current assets	2,609,275	2,318,812

Property, plant and equipment
Property, plant and equipment	11,495,219	11,177,934
Accumulated depreciation and amortization	2,794,183	2,733,601
Net property, plant and equipment	8,701,036	8,444,333

Investments and other assets
Goodwill and intangible assets	1,001,956	1,014,127
Investments in unconsolidated affiliates	1,219,635	1,223,398
Other assets	720,174	695,965
Total investments and other assets	2,941,765	2,933,490
Total assets	$14,252,076	$13,696,635

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ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS
	March 31,	December 31,
(Unaudited)	2012	2011
Liabilities and equity	(Thousands of dollars)
Current liabilities
Current maturities of long-term debt	$364,397	$364,391
Notes payable	419,757	841,982
Accounts payable	1,110,108	1,341,718
Commodity imbalances	201,089	202,206
Energy marketing and risk management liabilities	94,573	137,680
Other current liabilities	410,399	345,383
Liabilities of discontinued operations	-	12,815
Total current liabilities	2,600,323	3,246,175

Long-term debt, excluding current maturities	5,225,849	4,529,551

Deferred credits and other liabilities
Deferred income taxes	1,408,420	1,446,591
Other deferred credits	638,029	674,586
Total deferred credits and other liabilities	2,046,449	2,121,177

Commitments and contingencies

Equity
ONEOK shareholders' equity:
Common stock, $0.01 par value:
authorized 300,000,000 shares; issued 122,905,591 shares and outstanding
103,922,403 shares at March 31, 2012; issued 122,904,924 shares and
outstanding 103,254,980 shares at December 31, 2011	1,229	1,229
Paid-in capital	1,317,489	1,418,414
Accumulated other comprehensive loss	(178,845)	(206,121)
Retained earnings	2,019,864	1,960,374
Treasury stock, at cost: 18,983,188 shares at March 31, 2012, and
19,649,944 shares at December 31, 2011	(903,585)	(935,323)
Total ONEOK shareholders' equity	2,256,152	2,238,573

Noncontrolling interests in consolidated subsidiaries	2,123,303	1,561,159

Total equity	4,379,455	3,799,732
Total liabilities and equity	$14,252,076	$13,696,635

-more-

ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF CASH FLOWS
	Three Months Ended
	March 31,
(Unaudited)	2012	2011
	(Thousands of dollars)
Operating Activities
Net income	$233,462	$199,346
Depreciation and amortization	83,417	79,391
Impairment of goodwill	10,255	-
Gain on sale of discontinued operations	(13,250)	-
Reclassified loss on energy price risk management assets and liabilities	29,861	-
Equity earnings from investments	(34,620)	(32,092)
Distributions received from unconsolidated affiliates	36,879	27,607
Deferred income taxes	51,411	52,044
Share-based compensation expense	5,008	7,902
Allowance for equity funds used during construction	(975)	(466)
Loss (gain) on sale of assets	(57)	510
Other	(1,360)	(333)
Changes in assets and liabilities:
Accounts receivable	180,413	53,410
Gas and natural gas liquids in storage	251,227	301,262
Accounts payable	(176,674)	(77,843)
Commodity imbalances, net	(101,604)	(18,092)
Energy marketing and risk management assets and liabilities	(122,900)	(12,683)
Other assets and liabilities	(4,408)	67,818
Cash provided by operating activities	426,085	647,781

Investing Activities
Capital expenditures (less allowance for equity funds used during construction)	(348,437)	(194,679)
Proceeds from sale of discontinued operations, net of cash sold	32,008	-
Contributions to unconsolidated affiliates	(2,577)	(250)
Distributions received from unconsolidated affiliates	4,062	4,904
Proceeds from sale of assets	521	540
Other	24	-
Cash used in investing activities	(314,399)	(189,485)

Financing Activities
Borrowing (repayment) of notes payable, net	(422,225)	(556,855)
Issuance of debt, net of discounts	699,657	1,295,450
Long-term debt financing costs	(5,392)	(10,986)
Repayment of debt	(3,082)	(228,137)
Issuance of common stock	2,228	5,024
Issuance of common units	459,735	-
Dividends paid	(63,375)	(55,651)
Distributions to noncontrolling interests	(72,852)	(68,041)
Other	-	(48)
Cash provided by financing activities	594,694	380,756
Change in cash and cash equivalents	706,380	839,052
Change in cash and cash equivalents included in discontinued operations	8,859	7,179
Change in cash and cash equivalents from continuing operations	715,239	846,231
Cash and cash equivalents at beginning of period	65,953	30,341
Cash and cash equivalents at end of period	$781,192	$876,572

-more-

ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

ONEOK, Inc. and Subsidiaries
INFORMATION AT A GLANCE
	Three Months Ended
	March 31,
(Unaudited)	2012	2011
	(Millions of dollars, except as noted)
ONEOK Partners
Net margin	$421.1	$329.5
Operating costs	$115.9	$108.7
Depreciation and amortization	$49.3	$42.7
Operating income	$256.0	$177.6
Capital expenditures	$280.8	$144.8
Natural gas gathering and processing business (a)
Natural gas gathered (BBtu/d)	1,045	992
Natural gas processed (BBtu/d) (b)	769	641
NGL sales (MBbl/d)	53	44
Residue gas sales (BBtu/d)	357	274
Realized composite NGL net sales price ($/gallon) (c)	$1.09	$1.09
Realized condensate net sales price ($/Bbl) (c)	$89.89	$76.25
Realized residue gas net sales price ($/MMBtu) (c)	$3.71	$6.06
Realized gross processing spread ($/MMBtu) (c)	$8.59	$8.33
Natural gas pipelines business (a)
Natural gas transportation capacity contracted (MDth/d)	5,552	5,608
Transportation capacity subscribed	86%	87%
Average natural gas price
Mid-Continent region ($/MMBtu)	$2.37	$4.10
Natural gas liquids business
NGL sales (MBbl/d)	511	478
NGLs fractionated (MBbl/d) (d)	585	495
NGLs transported-gathering lines (MBbl/d) (a)	498	397
NGLs transported-distribution lines (MBbl/d) (a)	485	461
Conway-to-Mont Belvieu OPIS average price differential
Ethane ($/gallon)	$0.24	$0.15

(a) - For consolidated entities only.
(b) - Includes volumes processed at company-owned and third-party facilities.
(c) - Presented net of the impact of hedging activities and includes equity volumes only.
(d) - Includes volumes fractionated from company-owned and third-party facilities.

Natural Gas Distribution
Net margin	$237.3	$243.7
Operating costs	$105.0	$104.7
Depreciation and amortization	$33.5	$35.9
Operating income	$98.8	$103.1
Capital expenditures	$58.4	$47.2
Natural gas volumes (Bcf)
Natural gas sales	65.6	75.6
Transportation	57.5	62.4
Natural gas margins
Net margin on natural gas sales	$201.0	$204.1
Transportation margin	$27.0	$29.0

Energy Services
Net margin	$(15.4)	$55.9
Operating costs	$4.8	$8.0
Depreciation and amortization	$0.2	$0.1
Goodwill impairment	$10.3	$-
Operating income (loss)	$(30.7)	$47.8
Natural gas marketed (Bcf)	218	259
Natural gas gross margin ($/Mcf)	$(0.07)	$0.22
Physically settled volumes (Bcf)	417	494
-more-

ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

ONEOK, Inc. and Subsidiaries
CONSOLIDATING INCOME STATEMENT

	Three Months Ended March 31, 2012
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$256	$-	$256
Natural Gas Distribution	99	-	-	99
Energy Services	(31)	-	-	(31)
Other	2	-	-	2
Operating income	70	256	-	326
Equity in earnings of ONEOK Partners	128	-	(128)	-
Other income (expense)	4	40	-	44
Interest expense	(23)	(53)	-	(76)
Income taxes	(70)	(4)	-	(74)
Income from continuing operations	109	239	(128)	220
Income (loss) from discontinued operations, net of tax	14	-	-	14
Net Income	123	239	(128)	234
Less: Net income attributable to noncontrolling interests	-	-	111	111
Net income attributable to ONEOK	$123	$239	$(239)	$123

	Three Months Ended March 31, 2011
		ONEOK	Consolidating
(Unaudited)	ONEOK	Partners	Entries	Consolidated
	(Millions of dollars)
Operating income
ONEOK Partners	$-	$177	$-	$177
Natural Gas Distribution	103	-	-	103
Energy Services	48	-	-	48
Other	-	-	-	-
Operating income	151	177	-	328
Equity in earnings of ONEOK Partners	82	-	(82)	-
Other income (expense)	(1)	34	-	33
Interest expense	(22)	(57)	-	(79)
Income taxes	(81)	(3)	-	(84)
Income from continuing operations	129	151	(82)	198
Income (loss) from discontinued operations, net of tax	1	-	-	1
Net Income	130	151	(82)	199
Less: Net income attributable to noncontrolling interests	-	-	69	69
Net income attributable to ONEOK	$130	$151	$(151)	$130

-more-

ONEOK Announces First-quarter 2012 Financial Results;
Reaffirms 2012 Earnings Guidance

May 1, 2012

ONEOK, Inc. and Subsidiaries
RECONCILIATION OF NON-GAAP FINANCIAL MEASURE
ONEOK, Inc. Stand-Alone Cash Flow, Before Changes in Working Capital

Three Month Ended
(Unaudited)	March 31, 2012
(Millions of dollars)
Net income	$233.5
Net income attributable to noncontrolling interests	(110.6)
Equity in earnings of ONEOK Partners	(128.4)
Distributions received from ONEOK Partners	91.5
Depreciation, amortization and impairment	44.4
Deferred income taxes	49.5
Gain on sale of discontinued operations	(13.3)
Reclassified loss on energy price risk management assets and liabilities	29.9
Other	3.7
Cash flow, before changes in working capital	$200.2